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                                                                     EXHIBIT 5.1

                           WATSON, FARLEY & WILLIAMS
                                    NEW YORK

380 Madison Avenue
New York - New York 10017

Telephone (212) 922-2200
Fax (212) 922-1512
Telex 6790626 WFWNY
Direct dial (212) 922-2200                             Our reference  2375.17000


June 5, 1998


Teekay Shipping Corporation
80 Broad Street
Monrovia, Liberia

Ladies and Gentlemen:

We have acted as special counsel as to matters of Liberian law to Teekay Shipping Corporation, a Liberian corporation (the "Company"), in connection with the preparation of a Registration Statement on Form F-3 (No. 333-52513) and Amendment No. 1 thereto (collectively, the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the proposed offering and sale by underwriters in the United States and abroad of certain shares of common stock of the Company, no par value per share (the "Shares").

As such counsel, we have examined (i) the Registration Statement, (ii) the draft dated June 3, 1998 of the form of Underwriting Agreement (U.S. Version) (the "U.S. Underwriting Agreement") to be entered into among the Company, the Selling Stockholder and Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation and Furman Selz LLC, as representatives of the several underwriters named in Schedule I thereto, and the draft dated June 3, 1998 of the form of Underwriting Agreement (International Version) (the "International Underwriting Agreement" and together with the U.S. Underwriting Agreement, the "Underwriting Agreements") to be entered into among the Company, the Selling Stockholder and Goldman Sachs International, Donaldson, Lufkin & Jenerette International and Furman Selz LLC, as representatives of the several underwriters listed on Schedule 1 thereto and (iii) such other papers, documents and certificates of public officials and certificates of officers of the Company as we have deemed relevant and necessary as the basis for the opinions hereafter expressed. All capitalized terms used and not defined herein have the respective meanings assigned to them in the Underwriting Agreements.

In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

This opinion is limited to the laws of the Republic of Liberia. In rendering this opinion, we have relied on opinions of counsel in Liberia rendered in transactions which we consider to be sufficiently similar to those contemplated hereby in order to afford a satisfactory basis for such opinion, and upon our



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Teekay Shipping Corporation                                               Page 2
June 5, 1998


independent examinations of the Liberian Corporation Law of 1948 (Chapter 1 of Title 4 of the Liberian Code of Laws of 1956, effective March 1, 1958 as amended to July, 1973), the Liberian Business Corporation Act of 1976 (Title 5 of the Liberian Code of Laws Revised, effective January 3, 1997 as amended), and the Liberian Revenue and Finance Law (Title 37 of the Liberian Code of Laws Revised, effective July 1, 1977), in each case as contained in pamphlets delivered to us by Liberian Corporation Services, Inc. and our knowledge and interpretation of analogous laws in the United States. In rendering our opinion as to the valid existence and good standing of the Company, we have relied solely on a Certificate of Good Standing issued by order of the Minister of Foreign Affairs of the Republic of Liberia on June 5, 1998.

We have assumed that (i) the Company is and intends to maintain its status as a "nonresident Liberian entity" under the Liberian Internal Revenue Code,
(ii) the Company is not now carrying on, and in the future does not expect to carry on, any operations within the Republic of Liberia, and (iii) all documentation related to the proposed offering will be executed outside the Republic of Liberia.

Based upon the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

1. The Company is duly incorporated, validly existing and in good standing under Liberian law;

2. The Shares, when issued and delivered against payment therefor in accordance with the applicable Underwriting Agreement, will be validly issued, fully paid and non-assessable.

3. No taxes or withholding will be imposed by the Republic of Liberia on distributions made in respect of the Shares to holders of the shares who neither reside in, maintain offices in, nor engage in business in, the Republic of Liberia ("Non-Liberian Holder").

4. No stamp, capital gains, or other taxes will be imposed by the Republic of Liberia on the ownership or disposition of the Shares by Non-Liberian Holders. In addition, Non-Liberian Holders will not be required by the Republic of Liberia to file a tax return in connection with the ownership or disposition of the Shares, or the receipt of any distributions made in respect of the Shares.

The opinions expressed herein are based on our knowledge of the law and facts as of the date hereof, and we hereby expressly disclaim any duty or other obligation to communicate to you with respect to any subject matter subsequent to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the captions "Business - Taxation of the Company - Liberian Taxation," "Tax Considerations - Liberian Tax Considerations" and "Legal Matters" in the prospectuses contained therein. This consent may be incorporated by reference in any amendment to the Registration Statement filed pursuant to Rule 462(b) of Regulation C under the Securities Act. In giving such consent, we do
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Teekay Shipping Corporation                                              Page 3
June 5, 1998



not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


Very truly yours,


/s/ WATSON, FARLEY & WILLIAMS